UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2020 (December 2, 2020)

LUMINAR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38791	83-1804317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2603 Discovery Drive, Suite 100

Orlando, Florida 32826

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (407) 900-5259

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.0001 per share	LAZR	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share	LAZRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

Due to the large number of events reported under the specified items of Form 8-K, this Current Report on Form 8-K is being filed in two parts. An amendment to this Form 8-K is being submitted for filing on the same date to include additional matters under Items 5.03 and 5.05 of Form 8-K.

On December 2, 2020 (the “Closing Date”), Luminar Technologies, Inc., a Delaware corporation (f/k/a Gores Metropoulos, Inc.) (the “Company”), consummated the previously announced business combination (the “Business Combination”) pursuant to that certain Agreement and Plan of Merger, dated August 24, 2020 (the “Merger Agreement”), by and among the Company (at such time named Gores Metropoulos, Inc.), Dawn Merger Sub, Inc. (“First Merger Sub”), a wholly owned subsidiary of the Company, Dawn Merger Sub II, LLC (“Second Merger Sub”), a wholly owned subsidiary of the Company, and the pre-Business Combination Luminar Technologies, Inc. (now named Luminar Holdco, LLC) (“Legacy Luminar”).

In connection with the consummation of the Business Combination (the “Closing”), the registrant changed its name from Gores Metropoulos, Inc. to Luminar Technologies, Inc. Certain terms used in this Current Report on Form 8-K have the same meaning as set forth in the Company’s definitive proxy statement/definitive consent solicitation statement/final prospectus dated October 29, 2020 (the “Proxy Statement”), and filed by the Company with the Securities and Exchange Commission (the “Commission”) on October 30, 2020. As a result of the Business Combination and the other transactions contemplated by the Merger Agreement, First Merger Sub merged with and into Legacy Luminar, with Legacy Luminar continuing as the surviving corporation (the “First Merger”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, Legacy Luminar merged with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity as a wholly owned subsidiary of the Company, under the new name Luminar Holdco, LLC (the “Mergers”).

As a result of the First Merger, each share of outstanding capital stock of Legacy Luminar was cancelled and converted into the right to receive the merger consideration in accordance with the terms of the Merger Agreement, with the Company owning 100% of the outstanding capital stock of Legacy Luminar as the surviving corporation of the First Merger (the “Surviving Corporation”). As a result of the Second Merger, the Company owns 100% of the outstanding interests in the surviving entity of the Second Merger (the “Surviving Entity”). Following the closing of the Business Combination, the Company owns, directly or indirectly, all of the issued and outstanding equity interests in the Surviving Entity and its subsidiaries, and the stockholders of Legacy Luminar as of immediately prior to the effective time of the First Merger (the “Luminar Stockholders”) hold a portion of our Class A common stock, par value $0.0001 per share (the “Class A Stock”) and our newly-authorized Class B common stock, par value $0.0001 per share (the “Class B Stock”), as applicable.

The aggregate merger consideration paid in connection with the Business Combination is (i) 168,836,688 shares of Class A Stock, (ii) 105,118,203 shares of Class B Stock, (iii) options for an aggregate of 16,224,474 shares of Class A Stock (the “Rollover Options”) and (iv) a warrant for 4,089,280 shares of Class A Stock (the “Assumed Warrant”) (collectively, the “Aggregate Company Stock Consideration”). Holders of shares of (a) Legacy Luminar’s Class A common stock, par value $0.00001 per share (“Luminar Class A Stock”), each class of Luminar’s Preferred Stock, par value of $0.00001 per share (the “Luminar Preferred Stock”), and Luminar’s Founders Preferred Stock, par value $0.00001 per share (“Luminar Founders Preferred Stock”), are entitled to receive a number of shares of newly-issued Class A Stock equal to (i) the Aggregate Company Stock Consideration, divided by (ii) the sum of, without duplication, (A) the aggregate number of shares of capital stock of Legacy Luminar outstanding as of immediately prior to the effective time of the First Merger (including all restricted shares of Luminar Class A Stock granted pursuant to Legacy Luminar’s 2015 Stock Plan (such restricted shares, the “Luminar Restricted Stock” and such stock plan, the “Legacy Luminar Stock Plan”)), whether vested or unvested, (B) the aggregate number of shares of Luminar Class A Stock issuable upon exercise of all options to purchase Luminar Class A Stock granted pursuant to the Legacy Luminar Stock Plan (the “Luminar Stock Options”), whether vested or unvested, that are outstanding as of immediately prior to the effective time of the First Merger and (C) the aggregate number of shares of Luminar Preferred Stock issuable upon exercise of all warrants exercisable for Luminar Preferred Stock that are outstanding as of immediately prior to the consummation of the Business Combination (the “Luminar Warrants”), whether vested or unvested, that are outstanding as of immediately prior to the effective time of the First Merger (the “Company Stock Adjusted Fully Diluted Shares” and, such quotient, the “Per Share Company Stock Consideration”) for each such share of Luminar Class A Stock, Luminar Preferred Stock or Luminar Founders Preferred Stock, as applicable, issuable in Class A Stock and (b) Legacy Luminar’s Class B common stock, par value $0.00001 per share (“Luminar Class B Stock”), are entitled to receive a number of shares of newly-issued Class B Stock equal to the Per Share Company Stock Consideration for each such share of Luminar Class B Stock. The foregoing consideration to be paid to the Luminar Stockholders may be further increased by amounts payable as earn-out shares of Class A Stock or Class B Stock, as applicable (the “Earn-Out Shares”), of up to 7.5% of the sum of (x) the total outstanding capital stock of the Company and (y) the total shares subject to outstanding Rollover Options and Assumed Warrants, in each case, as of the Closing.

In connection with the closing of the Business Combination, the shares of Class F common stock of the Company, par value $0.0001 per share (the “Class F Stock” and, together with the Class A Stock and, following the Business Combination, the Class B Stock of the Post-Combination Company, the “Common Stock”), issued prior to the Company IPO (the “Founder Shares”), initially held by Gores Metropoulos Sponsor, LLC (the “Sponsor”), and certain other Company stockholders automatically converted into shares of Class A Stock on a one-for-one basis and continue to be subject to the transfer restrictions applicable to the Founder Shares. Item 2.01 of this Current Report on Form 8-K discusses the Closing and various other transactions contemplated by the Merger Agreement, and is incorporated herein by reference.

Item 1.01	Entry Into A Material Definitive Agreement.

Amended and Restated Registration Rights Agreement

In connection with the Closing, the Company, the Sponsor, Mr. Bort, Mr. Cramer and Mr. Gatto (the “Initial Stockholders”), AEG Holdings, LLC (“AEG”), GM Sponsor LLC (“GM Sponsor”) and HRM Holdings LLC (“HRM” and, together with AEG, GM Sponsor and the Initial Gores Holders, the “Gores Holders”), Mr. Russell, GVA Auto, LLC, and G2VP Founders Fund I, LLC (the “Luminar Holders” and together with the Gores Holders, the “Registration Rights Holders”) entered into an Amended and Restated Registration Rights Agreement, dated as of December 2, 2020 (the “Amended and Restated Registration Rights Agreement”).

Under the Amended and Restated Registration Rights Agreement, the Company is obligated to file a registration statement with the Commission to register the resale of up to approximately 151.1 million shares of the Company’s Class A Stock held by the Registration Rights Holders (or issuable upon the conversion of any Class B Stock held by the Registration Rights Holders), in addition to (i) the Private Placement Warrants held by the Sponsor, (ii) up to 6,666,666 shares of the Company’s Class A Stock issuable upon the exercise of the Private Placement Warrants, and (iii) shares of Class A Stock issued as Earn-Out Shares or issuable upon the conversion of any Earn-Out Shares, in each case, held by the Luminar Holders.

The Company agreed to use its reasonable best efforts to have the registration statement become effective as soon as reasonably practicable after the filing thereof but in no event later than 60 days following the filing deadline. In addition, pursuant to the terms of the Amended and Restated Registration Rights Agreement and subject to certain requirements and customary conditions, the Registration Rights Holders are each entitled to make up to six demands for registration, excluding short form demands, that the Company register shares of Common Stock held by these parties. The Amended and Restated Registration Rights Agreement also provides “piggy-back” registration rights to such stockholders and their permitted transferees, subject to certain requirements and customary conditions.

Additionally, the Initial Stockholders entered into letter agreements whereby 10,000,000 shares of the Company’s Class A Stock will be locked-up for 180 days after the consummation of the Business Combination, and the Private Placement Warrants and the respective Class A Stock underlying the Private Placement Warrants will be locked-up for 30 days after the consummation of the Business Combination (the “Insider Letters”).

The foregoing descriptions of the Amended and Restated Registration Rights Agreement and Insider Letters do not purport to be complete and are qualified in their entirety by reference to the full text of the Amended and Restated Registration Rights Agreement and form of Insider Letters, copies of which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Lock-Up Agreements

In connection with the Closing, stockholders holding nearly all of the shares of Legacy Luminar entered into agreements (the “Primary Lock-Up Agreements”), pursuant to which they agreed, subject to certain customary exceptions, not to (a) sell or otherwise dispose of, or agree to sell or dispose of, any shares of Class A Stock held by the stockholder immediately after the effective time of the Mergers or any shares of Class A Stock issuable upon the exercise of options, warrants or other convertible securities to purchase shares of Class A Stock held by the stockholder immediately after the effective time of the Mergers (“Lock-Up Shares”), (b) enter into any arrangement that transfers to another any of the economic consequences of ownership of any of such Lock-Up Shares, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) for 180 days after the Closing Date (the “Lock-Up Period”). Austin Russell and Jason Eichenholz (the “Officers”) entered into agreements which have the same terms as the Primary Lock-Up Agreements except that they provide for: (i) an extension of the Lock-Up Period from 180 days to 910 days after the Closing Date (the “Extended Lock-up Period”) and (ii) after the 180th day, the Officers agreed not to sell more than 25% of their Lock-Up Shares in any six-month period during the Extended Lock-Up Period (the “Secondary Lock-Up Agreements”). Mr. Russell’s agreement covers Class B Stock.

The foregoing descriptions of the Primary Lock-Up Agreement and Secondary Lock-up Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the forms of Primary Lock-Up Agreement and Secondary Lock-Up, copies of which are attached hereto as Exhibits 10.3 and 10.4 and are incorporated herein by reference.

Indemnification Agreements

In connection with the Closing, the Company entered into indemnification agreements with Messrs. Russell, Gores, Simoncini, McGregor, Kortlang, Fennimore, Faris and Eichenholz, each of whom is a director and/or executive officer of the Company following the Business Combination. These indemnification agreements provide the directors and executive officers with contractual rights to indemnification and advancement for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of indemnification agreement, a copy of which is attached hereto as Exhibit 10.5 and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 2.01. The material terms and conditions of the Merger Agreement are described in the Proxy Statement in the section titled “Proposal No. 1—The Transaction Proposal,” which is incorporated herein by reference.

The Merger Agreement and the Business Combination was approved by the Company’s stockholders at a special meeting of the Company’s stockholders held on December 1, 2020 (the “Special Meeting”). On December 2, 2020, the parties to the Merger Agreement consummated the Merger Transaction.

Prior to and in connection with the Special Meeting, holders of 18,651 shares of the Company’s Class A Stock sold in its initial public offering (“public shares”) exercised their right to redeem those shares for cash at a price of approximately $10.16 per share, for an aggregate of approximately $189,494.16. The per share redemption price of $10.16 for public stockholders electing redemption was paid out of the Company’s Trust Account, which after taking into account the redemptions, had a balance immediately prior to the Closing of approximately $405.5 million.

Immediately after giving effect to the Mergers, the redemptions described above, and the conversion of all 10,000,000 outstanding Founder Shares into shares of Class A Stock on a one-for-one basis, there were 323,936,240 shares of Common Stock, consisting of 218,818,037 shares of Class A Stock and 105,118,203 shares of Class B Stock issued and outstanding, options to purchase an aggregate of 16,224,474 shares of Class A Stock (the “Rollover Options”) and a warrant to purchase 4,089,280 shares of Class A Stock of the Company issued and outstanding (the “Assumed Warrant”) (which does not include the Public Warrants or the Private Placement Warrants). Upon the Closing, the Company’s Class A Stock and the Company’s Public Warrants began trading on the Nasdaq Global Select Market (“Nasdaq”) under the symbols “LAZR” and “LAZRW,” respectively, and the Company’s public units automatically separated into their component securities and, as a result, no longer trade as a separate security and were delisted from Nasdaq.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the predecessor registrant was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as the Company was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. As a result of the consummation of the Business Combination, the Company has ceased to be a shell company. Accordingly, the Company is providing the information below that would be included in a Form 10 if the Company were to file a Form 10. Please note that the information provided below relates to the Company as the Post-Combination Company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Forward-Looking Statements

This Current Report on Form 8-K, or some of the information incorporated herein by reference, contains statements that are forward-looking and as such are not historical facts.

These forward-looking statements are based on the Company’s management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Current Report on Form 8-K, word such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The following factors among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•

general economic uncertainty and the effect of general economic conditions on the Company’s industry in particular, including the level of demand and financial performance of the autonomous vehicle industry and market adoption of lidar;

•

the Company’s history of losses and whether it will continue to incur significant expenses and continuing losses for the foreseeable future; the effect of continued pricing pressures, automotive OEM cost reduction initiatives and the ability of automotive OEMs to re-source or cancel vehicle or technology programs which may result in lower than anticipated margins, or losses, which may adversely affect the Company’s business;

•	the ability of the Company to protect and enforce its intellectual property rights;

•	whether the Company’s lidar products are selected for inclusion in autonomous driving or ADAS systems by automotive OEMs or their suppliers;

•	the Company’s inability to reduce and control the cost of the inputs on which Luminar relies, which could negatively impact the adoption of its products and its profitability;

•	changes in personnel and availability of qualified personnel;

•	the effects of the ongoing coronavirus (COVID-19) pandemic or other infectious diseases, health epidemics, pandemics and natural disasters on Luminar’s business;

•	the Company’s ability to remediate the material weakness in its internal controls over financial reporting;

•	the Company’s ability to transition to an outsourced manufacturing business model;

•	the Company’s anticipated investments in and results from sales and marketing and R&D;

•	the success of the Company’s customers in developing and commercializing products using the Company’s solutions;

•	the Company’s estimated total addressable market;

•	the amount and timing of future sales;

•

whether the complexity of the Company’s products results in undetected defects and reliability issues which could reduce market adoption of its new products, damage its reputation and expose the Company to product liability and other claims;

•	strict government regulation that is subject to amendment, repeal or new interpretation and the Company’s ability to comply with modified or new laws and regulations applying to its business;

•

the Company’s ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of the Company to manage its growth and expand its business operations effectively following the consummation of the Business Combination;

•	whether the concentration of the Company’s stock ownership and voting power limits the stockholders of the Company’s ability to influence corporate matters; and

•	the increasingly competitive environment in which the Company operates.

While forward-looking statements reflect the Company’s good faith belief, they are not guarantees of future performance. Except to the extent required by applicable law, the Company is under no obligation (and expressly disclaims any such obligation) to update or revise forward-looking statements whether as a result of new information, future events, or otherwise. For a further discussion of these and other factors that could cause the Company’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section entitled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company (or to third parties making the forward-looking statements).

The forward-looking statements contained in this Current Report on Form 8-K and in any document incorporated by reference are based on current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties, some of which are beyond the Company’s control, or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the Proxy Statement in the section titled “Risk Factors,” which are incorporated herein by reference. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Accordingly, forward-looking statements in this Current Report on Form 8-K and in any document incorporated herein by reference should not be relied upon as representing the Company’s views as of any subsequent date, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Business

The business of the Company is described in the Proxy Statement in the section entitled “Information About Luminar” beginning on page 238 of the Proxy Statement, and that information is incorporated herein by reference.

On October 30, 2020, Legacy Luminar released a press release announcing that Legacy Luminar had entered into a strategic partnership with Daimler Truck AG, the world’s largest commercial vehicle manufacturer, and certain of its U.S. subsidiaries (“Daimler Trucks”), to enable high automated trucking, starting on highways. Torc Robotics, part of Daimler Trucks’ Autonomous Technology Group, and the Company are collaboratively pursuing a common goal of bringing series-produced highly automated trucks (SAE Level 4) to roads globally. The teams intend to work closely together in order to enhance lidar sensing, perception, and system-level performance for Daimler trucks moving at highway speeds. Additionally, Daimler Trucks acquired a minority stake in the Company.

On November 10, 2020, Legacy Luminar made the following business updates:

Luminar OEM Programs Accelerating to Production

•

Luminar’s partnership with the largest global truck OEM to pursue a common goal of bringing series produced, highly automated trucks (SAE L4) to roads globally accelerates Luminar’s leadership position in trucking autonomy; now partnered with nearly all major programs for long-haul highway automation

•	Luminar is engaged with 50% more OEM programs for series production deals to be awarded over next 24 months (now 12, up from 8 in August; only 4 modeled in financial forecast)

Deliverables Met, Cost-Down Curve Ahead of Forecast

•	Luminar executed exclusive supply agreements for all three of its key lidar components (receiver, ASIC, and laser), locking in an estimated sub $100 hardware cost in volume

•	Luminar is concluding a Contract Manufacturer selection process for series production of Iris; lead partner and factory selected in Mexico

•	Luminar is on-track for powering series production vehicles in 2022: delivered key milestone of Iris B-samples; shipped to its lead series production partner Volvo Cars and live on vehicles

Confirmed & Raised Financial Outlook

•

Luminar is increasing its target 2020 Order Book (defined as cumulative projected future sales of hardware and software over the life of a won program based upon Luminar’s estimates of volume and pricing) from $1 billion to approximately $1.3 billion, due to new OEM deals and increased existing customer volume outlook provided

On November 20, 2020, Legacy Luminar entered into an agreement with Mobileye Vision Technologies Ltd (“Mobileye”), a wholly owned subsidiary of Intel Corporation, to supply the Company’s technology to Mobileye’s Autonomous Vehicle (AV) Series solution in its next phase of driverless car development and testing.

Risk Factors

The risks associated with the Company’s business and operations and the Business Combination are described in the Proxy Statement in the section titled “Risk Factors” beginning on page 65 of the Proxy Statement, and are incorporated herein by reference.

Financial Information

Selected Historical Financial Information

The selected historical consolidated financial and operating data for the nine months ended September 30, 2019 and 2020 and the years ended December 31, 2018 and 2019, and the selected consolidated balance sheet as of September 30, 2020, and December 31, 2018 and 2019 for Legacy Luminar are set forth herein as Exhibit 99.1 and is incorporated herein by reference.

Unaudited Consolidated Financial Statements

The unaudited consolidated financial statements as of and for the nine months ended September 30, 2020 of Legacy Luminar set forth in Exhibit 99.3 hereto have been prepared in accordance with U.S. generally accepted accounting principles and pursuant to the regulations of the Commission. The unaudited financial information reflects, in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of Legacy Luminar’s financial position, results of operations and cash flows for the periods indicated. The results reported for the interim period presented are not necessarily indicative of results that may be expected for the full year.

These unaudited consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements of Legacy Luminar as of and for the years ended December 31, 2018 and 2019, and the related notes included in the Proxy Statement and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein and incorporated by reference.

Unaudited Pro Forma Condensed Consolidated Combined Financial Information

The unaudited pro forma condensed combined financial information of the Company as of and for the nine months ended September 30, 2020 is set forth in Exhibit 99.4 hereto and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis of the financial condition and results of operation of Legacy Luminar prior to the Business Combination is included in the Proxy Statement in the section titled “Luminar Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 269 of the Proxy Statement, which is incorporated herein by reference.

Management’s discussion and analysis of the financial condition and results of operation of the Company as of and for the nine months ended September 30, 2020 is set forth below.

The following discussion and analysis provides information that Luminar’s management believes is relevant to an assessment and understanding of Luminar’s consolidated results of operations and financial condition. The discussion should be read together with “Selected Historical Consolidated Financial and Operating Data of Luminar” and the historical audited annual consolidated financial statements as of and for the years ended December 31, 2019 and 2018 and unaudited interim condensed consolidated financial statements as of September 30, 2020 and 2019 and the nine-month periods ended September 30, 2020 and 2019, and the related respective notes thereto, included elsewhere in this Form 8-K or included in the Proxy Statement incorporated herein by reference. The discussion and analysis should also be read together with Luminar’s unaudited pro forma financial information for the nine months ended September 30, 2020 and for the year ended December 31, 2019. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon Luminar’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this subsection to “Luminar” refer to the business of Legacy Luminar and its consolidated subsidiaries prior to the Business Combination, and to the Company and its consolidated subsidiaries after the Business Combination.

Overview

Founded in 2012 by Austin Russell, Luminar’s President and Chief Executive Officer, Luminar is a leading autonomous vehicle and lidar technology company for passenger vehicles and trucks. Luminar designs, builds and sells one of the world’s highest performing long-range lidar products that address the requirements of global automotive OEMs and technology companies for autonomous driving. These products set the standard in high performance lidar solutions for autonomous vehicles by combining exceptional range, superior point density, and dynamic scanning capability to maximize time and distance of critical detections. Luminar’s full-stack hardware and software autonomy solution for cars and trucks as well as its standalone lidar technology offerings have made it one of the leading partners for the world’s top OEMs. Luminar is currently partnered with seven of the top-ten global automakers and anticipates being one of the first lidar companies to introduce its highway self-driving and next-generation proactive safety systems. Luminar has scaled to 50 total partners in the last two years, including the first industry-wide framework vendor contract in the autonomous space awarded by Volvo Cars in May 2020, with production expected to commence in 2022, a strategic agreement with Daimler Truck AG in October 2020 and a sales agreement with Mobileye in November 2020.With approximately 350 employees, Luminar has built a new type of lidar from the chip-level up with technological breakthroughs across all core components. As a result, Luminar has created a lidar sensor that meets the stringent performance, safety and cost requirements for Level 0 through Level 5 autonomous vehicles, bypassing the traditional limitations of what is possible with legacy lidar technology. Integrating this advanced hardware with Luminar’s custom developed software stack enables a turn-key autonomous solution to accelerate widespread adoption with automakers. Luminar’s technology also is expected to enable a new benchmark for vehicle safety which will surpass today’s advanced driving assistance systems (“ADAS”) with proactive safety features.

Luminar is expected to have a rapidly growing total addressable market (“TAM”), which is forecasted to exceed $150 billion across auto autonomy hardware and software alone by 2030, and has multiple levers for sustained growth, including significant industry tailwinds, a strong five-year product roadmap in production and development, a robust series production and standardization pipeline with anticipated long-term contracts and substantial new, adjacent market opportunities. Powered by technology built by Luminar from the chip-level up and capable of enabling true autonomy from a performance and safety standpoint, Luminar’s solutions are ready for global manufacturing scale.

Business Combination and Public Company Costs

On August 24, 2020, Luminar entered into the Merger Agreement with the Company. On December 1, 2020 approval of the merger was obtained from the Company’s stockholders and Luminar Stockholders. Upon the consummation of the Business Combination, First Merger Sub, a newly formed subsidiary of the Company, merged with and into Luminar, with Luminar surviving (the “First Merger”). Immediately following the consummation of the First Merger and as part of the same overall transaction as the First Merger, Luminar, as the Surviving Corporation, merged with and into Second Merger Sub, a newly formed subsidiary of the Company, with Second Merger Sub continuing as the Surviving Entity (the “Second Merger” and, in combination with the First Merger and the other transactions contemplated by the Merger Agreement, the “Business Combination”). Luminar is deemed the accounting predecessor and the Post-Combination Company will be the successor SEC registrant, which means that Luminar’s financial statements for previous periods will be disclosed in the Company’s future periodic reports filed with the SEC.

The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, the Company will be treated as the acquired company for financial statement reporting purposes. The most significant change in the Post-Combination Company’s future reported financial position and results are expected to be an estimated increase in cash (as compared to Luminar’s consolidated balance sheet at September 30, 2020) of $336.4 million, based on actual stockholder redemptions. Total non-recurring transaction costs are estimated at approximately $50.0 million, of which Luminar expects approximately $2.6 million to be expensed. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a consequence of the Business Combination, Luminar will become the successor to an SEC-registered and Nasdaq-listed company which will require Luminar to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Luminar expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

COVID-19 Impact

The coronavirus (COVID-19) pandemic has adversely affected Luminar’s customers’ business operations, which has impacted sales in the first nine months of 2020 as well as resulted in the impairment of inventory. The extent of the continued impact of the coronavirus pandemic on Luminar’s operational and financial performance will depend on various future developments, including the duration and spread of the outbreak and impact on its customers, suppliers, and employees, all of which is uncertain at this time. Luminar expects the coronavirus (COVID-19) pandemic to adversely impact revenue and results of operations, but Luminar is unable to predict at this time the size and duration of this adverse impact. At the same time, Luminar has seen some signs of positive effects for its long-term business prospects and partnerships as a result of the pandemic. Luminar is observing a larger trend of automakers shifting course in “make vs buy” decisions as it relates to autonomous solutions and software systems. As cash flows tighten, more automakers are looking to limit the potentially massive investments required to develop autonomous software and systems for which they do not necessarily have substantial expertise. As a result, several are more open to and accepting of a model to incorporate full-stack hardware and software solutions from suppliers, which for autonomy is particularly relevant for Luminar. For more information on Luminar’s operations and risks related to health epidemics, including the coronavirus, please see the section of the Proxy Statement titled “Risk Factors.”

Key Factors Affecting Luminar’s Operating Results

Luminar believes that its future performance and success depends to a substantial extent on the ability to capitalize on the following opportunities, which in turn is subject to significant risks and challenges, including those discussed below and in the section of the Proxy Statement titled “Risk Factors.”

Technologically Advanced Product Portfolio

Luminar’s Iris sensing and software platform was architected to exceed all performance requirements of OEMs needed to safely unlock Level 0 through Level 5 autonomous driving, with an initial focus on Level 3/4 highway autonomy. Currently commercialized vehicle autonomy technology only incorporates Level 0, 1 and 2 ADAS, or partial automation made possible with cameras and radar, and enhanced by lidar. Iris is expected to become a commercially viable long-range lidar for automotive applications in all levels of vehicle autonomy, including full highway autonomy and urban and suburban autonomous driving. Luminar’s lidar is built from the chip-level up with a differentiated lidar architecture and a full stack hardware and software autonomy solution for cars and trucks, protected by 93 patents. This integration of the lidar technology allows for quality control throughout the development phase of production and continued innovation at each component level while maintaining the flexibility necessary to position Luminar as the lidar partner of choice for the world’s top OEMs. Building certain critical components in-house or through exclusive supplier arrangements rather than using off-the-shelf commodity components more commonly used in Level 0, 1 and 2 lidar technology provides for protectable and sustainable technology differentiation from lidar competitors or alternative technologies not yet pushing into Level 3 through Level 5 technology solutions. Luminar anticipates driving deeper integration with OEM partners through its development of best-in-class perception software. This integration will generate greater content value which will ultimately lead to more widespread adoption of autonomous programs.

Future success will be dependent on Luminar’s ability to continue to execute against its product roadmap, which includes milestones to put Iris into series production.

While Luminar believes it is best positioned to address advanced autonomous solutions in series production for consumer vehicles and commercial trucks, potential competition may exist for the ADAS market from other lower-performance providers of lidar technology, which could impact sales of products. Luminar expects to tap into the ADAS market and differentiate itself from camera, radar, and lower performing lidar solutions by providing the same high-performance lidar hardware used for autonomy, but paired with proactive safety software to provide the necessary faster and longer distance high confidence detections of objects. This can enable an effective automated emergency braking response and proactive collision avoidance at all speeds, with the goal of ultimately preventing the majority of forward collisions.

Commercialization and Partnerships

Luminar has 50 partner engagements, including with seven of the top ten passenger OEMs and most major autonomous trucking and robo-taxi programs currently in development, reflecting the significant commercial interest in lidar. Currently, Luminar has entered into a contract with Volvo to integrate Luminar lidar hardware and software for autonomy in Volvo’s SPA2 vehicle platform. Luminar expects Volvo to start series production in the second half of 2022 based on this Volvo Framework Purchase Agreement. In October 2020, Luminar entered into a strategic agreement with Daimler Truck AG related to its production program to deliver autonomous commercial trucks globally and in November 2020 entered into an agreement with Mobileye to supply its Autonomous Vehicle (AV) Series solution for its next phase of driverless car development and testing.

Luminar ultimately achieving profitability is dependent upon progression of existing partnerships and production programs, in order to meet required volumes and economies of scale to cover overhead. Delays of autonomy programs from OEMs that Luminar is currently or will be working with could result in Luminar being unable to achieve its revenue targets and profitability in the time frame it anticipates. Luminar anticipates that over 90% of its revenue in 2025 will be generated from its existing partner base. Having a lead series production program substantially de-risks future OEM autonomy programs and better enables Luminar’s technology to successfully realize economies of scale that have yet to be achieved in the industry. Luminar is currently pursuing approximately 12 additional partnerships to series production stages by the end of 2022. The successful progression of such customers to series production is expected to result in multi-year series production programs that scale each year after start of production. Should Luminar’s assumptions about the commercialization of its lidar platform prove overly optimistic or if Luminar is unable to develop, obtain or progress partnerships into series production, Luminar may fail to generate operating cash flow and may incur delays to its ability to achieve profitability. This may also lead Luminar to make changes in its commercialization plans, which could result in unanticipated production delays or cost overruns, which could in turn adversely impact margins and cash flows.

Luminar believes that its business model will also considerably reduce the execution risk typically associated with the scaling of lidar manufacturing. Luminar’s 50 partner engagements are expected to provide a robust series production and standardization pipeline. Luminar employs an advanced manufacturing team in Orlando, Florida, that develops blueprints for how to successfully manufacture its products to scale. Prior to series production, Luminar then anticipates efficiently scaling by transferring its internally developed sensor manufacturing blueprint and final sensor assembly for series production to an International Automotive Task Force-certified plant in Mexico in order to reduce cost and risk. This strategy leverages the best of insource advanced manufacturing and outsource series production manufacturing. The realization of reduced overhead and lower unit pricing utilizing a contract manufacturing partner is still subject to successfully selecting and transitioning the processes and procedures to manufacture its sensors at commercial production levels.

Market Trends and Uncertainties

Luminar anticipates robust demand for its Iris platform. Luminar estimates the total addressable market (“TAM”) for ADAS and autonomous driving technology, to grow from less than $5 billion currently to $150 billion or more in 2030. Further, Luminar has multiple levers for sustained growth and adjacent market opportunities, with a core strategy to focus on attractive markets with significant growth and profitability potential. Specifically, the markets of focus include passenger cars, commercial trucks, and robo-taxi fleets. Each such market is potentially a significant global opportunity, and these markets have historically been underserved by inferior technology or not served at all. Luminar is positioned as the only company with deeply integrated hardware and software products that currently meet the OEM specification requirements for safe Level 0 to Level 5 autonomy, which constitutes a significant position of the TAM.

Changes in suppliers of products embedded in development programs as well as series production platforms that meet the OEM requirements are not common in the automotive industry. Luminar’s future growth and financial performance is highly dependent on integrating into customer development programs and vehicle platforms with a lead time of two to three years before series production. Luminar sees its existing partner base as a substantial competitive advantage, which also gets to leverage the same solution expected to be produced for Volvo in 2022 and similar production arrangements with other partners, such as Daimler Trucks and Mobileye.

Luminar’s most immediate market focus is on passenger and commercial vehicle autonomy on highways and ADAS applications. Luminar believes there is significant room for improvement with regard to standard ADAS and crash avoidance. ADAS volumes are primarily driven by both the European and North American markets which have increasingly stringent safety regulations and consumer preference for safety. Luminar is positioned to capitalize on the increased ADAS demand in response to increased safety regulations as Luminar proactive safety software could increase the current reported collision avoidance rates by up to seven times. Although increasing automotive performance requirements may generate higher demand, Luminar may not be able to take advantage of demand if unable to anticipate regulatory changes and adapt quickly enough to meet such new regulatory standards or requirements. Market acceptance of active safety technology depends upon many factors, including driver preference and perception, safety performance, cost and regulatory requirements related to such technologies. These factors may impact the ultimate market acceptance of ADAS and autonomous driving technologies.

Luminar views international expansion as an important element of the strategy to profitability and continues to position itself in geographic markets that will serve as important sources of future growth. With an existing presence in the United States, Israel, Sweden, Japan and Germany through internal resources and partnerships, Luminar intends to expand its presence in these regions as well as into other countries in the coming years, Luminar anticipates robust demand for its Iris platform.

Expanded global reach may expose Luminar to additional foreign currency risk, legal obligations and potentially additional operational costs, risks and challenges that may impact the ability to meet projected sales volumes and margins.

Margin Improvements

Luminar believes it has the opportunity to establish high margin unit economics when operating at scale. Its future performance will depend on its ability to deliver on these economies of scale with lower product costs to enable widespread industry adoption. Luminar believes its business model is positioned for scalability due to the ability to leverage the same product platform across its partner base, reduced labor and other costs from contract manufacturing, and operating leverage from a predominantly fixed cost base and overhead structure. Further, the manufacturing model is a capital light model and does not require significant capital expenditures as revenues grow. Exponential improvements from scale are expected to decrease the core Iris bill of materials per unit to less than $500 with a long-term target of below $100 per unit. Assuming achievement of the reduction of bill of materials to the targeted $500 per unit, Luminar anticipates having positive operating cash flow and operating income by 2024 if targets are successfully met. Achievement of cash flow generation is dependent on order volume, which will dictate pricing and margin. Achieving this scale is further dependent on converting partnerships into series production contracts.

Starting in 2023, substantially all of Luminar’s revenue is expected to be generated from series production programs via three solutions offered to customers: (1) a lidar hardware-only solution, (2) an integrated lidar hardware and software solution for proactive safety systems, and (3) an integrated hardware and software solution for highway autonomy systems. With higher margin expected on software solutions, changes to the relative share of overall revenue from each of the solutions may impact Luminar’s overall margin and profitability.

While Luminar expects to achieve and maintain high margins on hardware and software sold for highway autonomy applications, emergence of competition in advanced assisted driving sensing and software technologies may negatively impact pricing, margins, and market share. Although pricing pressure and lower margins are typically associated with commodity hardware products in the automotive industry, Luminar believes its unique technology provides a compelling value proposition for favorable margins and unit economics in the industry. Luminar expects its gross margin to rapidly increase in the near term as fixed manufacturing, supplier tooling, and other overhead costs are absorbed over larger production volumes and other economies of scale are achieved. If Luminar does not generate the margins it expects upon commercialization of its lidar platform, Luminar may be required to raise additional debt or equity capital, which may not be available or may only be available on terms that are onerous to Luminar Stockholders.

Basis of Presentation

Luminar currently conducts its business through two operating segments: (1) Autonomy Solutions and (2) Other Component Sales.

Components of Results of Operations

Net Sales

Luminar’s revenue producing activities can be viewed as two separate and distinct operating segments: (1) Autonomy Solutions and (2) Other Component Sales.

The Autonomy Solutions segment is engaged in design, manufacturing and sale of lidar sensors as well as related perception and autonomy enabling software solutions catering mainly to the original equipment manufacturers in the automobile, commercial vehicle, robo-taxi and adjacent industries. The Autonomy Solutions segment has historically entered into Strategic Partner Programs (“SPP”) with leading automotive partners and other customers. An SPP is a contract under which Luminar delivers its product to a specified customer at a fixed price under customary terms and conditions, usually in collaboration on an autonomous vehicle development program. With many major automakers having signed SPP contracts, Luminar is shifting its focus from entering into SPPs with new partners to converting existing SPPs and relationships with its partners into series production programs. Once Volvo’s series production is launched, which is expected in the second half of 2022, the primary sources of revenue are expected to shift from prototype sales and services revenue to sales of lidar hardware, perception software and autonomy enabling software for series production vehicles.

The Other Component Sales segment provides designing, testing and consulting services for non-standard integrated circuits to U.S. customers, including government agencies and defense contractors generally for purposes unrelated to autonomous vehicles. Fixed fee arrangements are satisfied over time and will utilize the input method based on costs incurred. Accordingly, revenue will be recognized on a percentage of completion basis. Contracts are also structured as time and materials and billed at cost of time incurred plus a markup. Luminar anticipates more closely aligning and integrating the Other Component Sales segment operations with portions of the Autonomy Solutions segment, specifically in relation to lidar solutions for the defense and other adjacent markets.

Cost of sales and gross profit (loss)

Cost of sales of the Autonomy Solutions segment includes the fixed and variable manufacturing cost of Luminar’s lidar sensors, which primarily consists of personnel-related costs (including certain engineering personnel), including stock-based compensation, directly associated with Luminar’s manufacturing organization, and material purchases from third-party contract manufacturers and suppliers. Cost of sales also includes depreciation and amortization for manufacturing fixed assets or equipment, cost of component inventory, product testing costs, costs of providing services, an allocated portion of overhead, facility and IT costs, excess and obsolete inventory and shipping costs.

Cost of sales of the Other Component Sales segment includes the cost of providing products and services as well as an allocated portion of overhead, facility and IT costs.

Luminar’s gross profit equals total revenues less total cost of sales. Luminar’s cost of revenue is expected to increase as its sales continue to grow.

Operating expenses

Selling and marketing expenses

Selling and marketing expenses consist of personnel and personnel-related expenses, including stock-based compensation of Luminar’s business development team as well as advertising and marketing expenses. These include the cost of marketing programs, trade shows, promotional materials, demonstration equipment, an allocated portion of facility and IT costs and depreciation. Luminar expects to increase its sales and marketing activities, mainly in order to continue to build out its geographic presence to be closer to its partners and better serve them. Luminar also expects that its sales and marketing expenses will increase over time as it continues to hire additional personnel to scale its business.

General and administrative expenses

General and administrative expenses consist of personnel and personnel-related expenses, including stock-based compensation of Luminar’s executive, finance, human resources, information systems and legal departments as well as legal and accounting fees for professional and contract services. Luminar expects its general and administrative expenses to increase for the foreseeable future as it scales headcount with the growth of its business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

Research and development

Luminar’s R&D efforts are focused on enhancing and developing additional functionality for its existing products and on new product development, including new releases and upgrades to Luminar’s lidar sensors and integrated software solutions. R&D expenses consist primarily of:

•	Personnel-related expenses, including salaries, benefits, and stock-based compensation expense, for personnel in Luminar’s research and engineering functions;

•	Expenses related to materials, software licenses, supplies and third-party services;

•	Prototype expenses;

•	An allocated portion of facility and IT costs and depreciation; and

•	Other Component Sales services provided to Luminar are accounted for as R&D by Luminar.

Luminar expenses R&D costs as incurred. Luminar expects its R&D costs to increase for the foreseeable future as it continues to invest in research and develop activities to achieve its product roadmap.

Interest income and Interest expense

Interest income consists primarily of income earned on Luminar’s cash equivalents and investments in marketable securities. These amounts will vary based on Luminar’s cash, cash equivalents and short-term investment balances, and also with market rates. Interest expense consists primarily of interest on Luminar’s senior secured term loan facility.

Change in Fair Value of SAFEs and Warrants

Change in fair value of Simple Agreements for Future Equity (the “SAFEs”) and warrants are non-cash changes and primarily consists of changes in fair value related to the SAFEs and warrant liabilities. The SAFEs and warrant liabilities are classified as marked-to-market liabilities pursuant to ASC 480 and the corresponding increase or decrease in value impacts Luminar’s net loss.

Loss on extinguishment of debt

Loss on extinguishment of debt primarily consists of the settlement of the Bridge Note.

Other income and expense

Other income and expense primarily consist of realized gains and losses and declines in value determined to be other than temporary and related to the marketable securities, as well as gains and losses related to foreign exchange transactions.

Results of Operations

Comparison of the Nine Months Ended September 30, 2020 and 2019

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this report. The following table sets forth Luminar’s consolidated results of operations data for the periods presented (in thousands):

	Nine Month ended September 30,		Change	Change
	2020	2019	$	%
Net sales	$11,519	$6,803	4,716	69%
Cost of sales	18,209	9,346	8,863	95%

Gross loss	(6,690)	(2,543)	(4,147)	163%

Selling and marketing expenses	5,407	3,305	2,102	64%
General and administrative expenses	16,116	11,744	4,372	37%
Research and development expenses	28,268	27,376	892	3%

Operating loss	(56,481)	(44,968)	(11,513)	26%
Interest income	162	265	(103)	-39%
Interest expense	(2,097)	(1,762)	(335)	19%
Change in fair value of SAFE notes	—	(24,215)	24,215	-100%
Change in fair values of warrant liabilities	(12,562)	(164)	(12,398)	7,553%
Loss on extinguishment of debt	(866)	(6,124)	5,258	-86%
Other income	10	234	(224)	nm
Other expense	(393)	(40)	(353)	nm

Loss before income taxes	(72,227)	(76,774)	4,547	-6%
Income taxes	—	—	—	—

Net loss	$(72,227)	$(76,774)	4,547	-6%

nm = not meaningful

Net sales

Net sales increased by $4.7 million, or 69%, to $11.5 million for the nine months ended September 30, 2020, from $6.8 million for the same period in 2019. Luminar’s segment net sales breakdown is:

	Nine Months Ended September 30,		Change	Change
(in thousands, except percentages)	2020	2019	$	%
Net Sales:
Autonomy Solutions	$9,587	$4,373	5,214	119%
Other Component Sales	1,932	2,430	(498)	-20%

Net sales within the Autonomy Solutions segment increased by $5.2 million, or 119%, to $9.6 million for the nine months ended September 30, 2020, from $4.4 million for the same period in 2019. The increase was primarily driven by $7.0 million in sales to a customer offset by fewer sensor sales related to test and development programs.

Net sales within the Other Component Sales segment decreased by $0.5 million, or 20%, to $1.9 million for the nine months ended September 30, 2020, from $2.4 million for the same period in 2019. The decrease was primarily due to a reduction in sales to a key customer from $2.4 million in sales in the first nine months of 2019 to $1.9 million in sales for the same period in 2020. This reduction was partially offset by new business.

Cost of sales and gross loss

Total cost of sales increased by $8.9 million, or 95%, to $18.2 million for the nine months ended September 30, 2020, from $9.4 million for the same period in 2019. The increase was primarily due to the increased costs to execute a won contract and increased inventory obsolescence costs associated with the transition to a new, upgraded sensor platform. The total cost of completing the interim requirements for a won contract for the nine months ended September 30, 2020, was $6.6 million. The expenses associated with a won contract were not incurred as a cost of sales for the nine months ended September 30, 2019 but were instead included as an R&D expense. The increase in inventory obsolescence costs due to the transition to the new platform was $3.2 million.

Gross loss increased by $4.2 million, to a $6.7 million loss for the nine months ended September 30, 2020, from a $2.5 million loss for the same period in 2019 primarily due to increase in cost of goods sold due to reasons discussed above.

Operating expenses

Selling and marketing

Total selling and marketing expenses increased by $2.1 million, or 64%, to $5.4 million for the nine months ended September 30, 2020, from $3.3 million for the same period in 2019. Selling and marketing expenses increased primarily due to expanded headcount and marketing activities.

General and administrative

Total general and administrative expenses increased by $4.4 million, or 37%, to $16.1 million for the nine months ended September 30, 2020, from $11.7 million for the same period in 2019. General and administrative expenses increased primarily due to an increase in professional fees to outside consultants.

Research and development

Total R&D expenses increased by $0.9 million, or 3%, to $28.3 million for the nine months ended September 30, 2020, from $27.4 million for the same period in 2019. R&D expenses increased due to increased headcount and consultancy fees in relation to new products that are being developed. This increase was partially offset by non-recurring engineering expenses becoming part of cost of sales, as discussed in the Cost of sales and gross loss section above. Luminar anticipates continued expansion of investment in R&D to develop future models as well as customize solutions under future partner contracts.

Interest income and Interest expense

Interest income decreased by $0.1 million, or 39%, to $0.2 million for the nine months ended September 30, 2020, from $0.3 million for the same period in 2019. Interest expense increased by $0.3 million, or 19%, to $2.1 million for the nine months ended September 30, 2020, from $1.8 million for the same period in 2019. The change in interest income and interest expense was not material.

Change in Fair Value of SAFE Notes

Change in fair value of SAFE notes decreased by $24.2 million, or 100%, to $0 for the nine months ended September 30, 2020, from $24.2 million for the same period in 2019. The SAFE notes were settled for Preferred stock and cash in June 2019.

Change in Fair Value of Warrant Liabilities

Change in fair value of warrant liabilities notes increased by $12.4 million, or 7,553%, to $12.6 million, which was driven primarily by the increase in the estimated fair value of the Preferred Stock into which the warrants are exercisable, for the nine months ended September 30, 2020, from $0.2 million for the same period in 2019 primarily due to increase in the fair value of the warrants.

Loss on extinguishment of debt

Loss on extinguishment of debt decreased by $5.3 million, or 86%, to $0.9 million for the nine months ended September 30, 2020, from $6.1 million for the same period in 2019. The decrease is primarily due to the settlement of the Bridge Note into Luminar’s Series A-11 Preferred Stock during 2019. The difference between the carrying amount of the Bridge Note and the fair value of the Series A-11 Preferred Stock was recorded as a loss on extinguishment of $6.0 million.

Segment profit or loss

Segment profit or loss is defined as income or loss before taxes. Luminar’s segment profit or loss breakdown is:

	Nine Months Ended September 30,		Change	Change
(in thousands, except percentages)	2020	2019	$	%
Segment loss
Autonomy Solutions	$(56,673)	$(45,235)	(11,438)	25%
Other Component Sales	192	267	(75)	-28%

The Autonomy Solutions segment operating loss increased by $11.4 million, to $56.7 million for the nine months ended September 30, 2020, from $45.2 million for the same period in 2019. The operating losses increased due to increase in cost of operations, partially offset by increase in sales.

The Other Component Sales segment profit decreased by $0.1 million, to $0.2 million for the nine months ended September 30, 2020, from $0.3 million for the same period in 2019, an immaterial change.

Liquidity and Capital Resources

Sources of Liquidity

Luminar’s capital requirements will depend on many factors, including lidar and software sales volume, the timing and extent of spending to support R&D efforts, investments in information technology systems, the expansion of sales and marketing activities, and market adoption of new and enhanced products and features. Until Luminar can generate sufficient revenue from lidar sensors and software to cover operating expenses, working capital and capital expenditures, Luminar expects the funds raised in the Series X Financing and the Business Combination, net of the repayment of its senior secured term loan facility (which repayment was required by the terms of the merger agreement if the amount of the Company’s cash at the closing of the Business Combination exceeded $300 million, which was the case), to fund cash needs. If Luminar is required to raise additional funds by issuing equity securities, dilution to stockholders would result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of Luminar common stock. If Luminar raises funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of Luminar common stock. The terms of debt securities or borrowings could impose significant restrictions on Luminar’s operations. The credit market and financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing.

On April 22, 2020, Luminar received $7.8 million in aggregate loan proceeds pursuant to the Paycheck Protection Program established under the CARES Act (the Coronavirus Aid, Relief, and Economic Security Act) of 2020. The loan accrued interest at 1%. The loan was completely repaid, including interest, on August 20, 2020.

As of September 30, 2020, Luminar had cash and cash equivalents totaling $50.7 million and marketable securities of $117.1 million. The cash equivalents are comprised primarily of commercial paper and other short-term debt instruments. To date, Luminar’s principal sources of liquidity have been proceeds received from issuances of debt and equity.

Luminar obtained a senior secured term loan facility pursuant to which amounts were funded from August 2017 through December 2018, which was refinanced with a new senior secured term loan facility pursuant to which an aggregate principal amount of $30 million was funded from March through June 2020. Pursuant to the terms of the Merger Agreement, the full balance of the senior secured term loan was repaid at the closing of the Business Combination.

In August, September and October 2020, Luminar has received $184 million of gross proceeds as consideration for the issuance of Series X Preferred Stock, of which $170 million was received prior to September 30, 2020.

Luminar has incurred negative cash flows from operating activities and significant losses from operations in the past as reflected in its accumulated deficit of $294.4 million as of September 30, 2020. Luminar expects to continue to incur operating losses for at least the foreseeable future due to continued R&D investments that it intends to make in its business and, as a result, Luminar may require additional capital resources to grow its business. Luminar believes that current cash, cash equivalents, and expected net proceeds from the Business Combination will be sufficient to continue to execute its business strategy over the next two years and until Luminar expects to begin series production.

Cash Flow Summary

The following table summarizes our cash flows for the periods presented:

	Nine months ended September 30,
(in thousands)	2020	2019
Net cash provided by (used in):
Operating activities	$(47,731)	$(45,398)
Investing activities	$(112,453)	$(754)
Financing activities	$183,804	$88,085

Operating Activities

For the nine months ended September 30, 2020, net cash used in operating activities was $47.7 million. The primary factors affecting Luminar’s operating cash flows during this period were Luminar’s net loss of $72.2 million, offset by its non-cash charges of fair value changes in warrants of $12.6 million, debt extinguishment of $0.9 million, stock-based compensation of $4.7 million, depreciation expense of $1.9 million and $4.4 million write-down of inventory. Net changes in operating assets and liabilities was $(0.5) million driven by an increase in accrued liabilities and decrease in inventories.

Investing Activities

For the nine months ended September 30, 2020, net cash used in investing activities was $112.5 million. The primary factors affecting Luminar’s investing cash flows during this period were the purchases of marketable securities of $123.4 million and purchase of fixed assets of $1.9 million offset by proceeds from maturities and sale of marketable securities of $12.9 million.

Financing Activities

For the nine months ended September 30, 2020, net cash provided by financing activities was $183.8 million. The primary factors affecting Luminar’s financing cash flows were the $170 million funded under the issuance of new preferred stock and $31.9 million funded under new debt issuances partially offset by principal payments on financing obligations of $11.2 million and transaction costs of $5.7 million.

Off-Balance Sheet Arrangements

As of the balance sheet dates of September 30, 2020 and December 31, 2019, Luminar has not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Luminar prepares its consolidated financial statements in accordance with GAAP. The preparation of these consolidated financial statements requires Luminar to make estimates, assumptions and judgments that can significantly impact the amounts it reports as assets, liabilities, revenue, costs and expenses and the related disclosures. Luminar bases its estimates on historical experience and other assumptions that it believes are reasonable under the circumstances. Luminar’s actual results could differ significantly from these estimates under different assumptions and conditions. Luminar believes that the accounting policies discussed below are critical to understanding its historical and future performance as these policies involve a greater degree of judgment and complexity.

Stock-Based Compensation

Luminar recognizes the cost of stock-based awards granted to its employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. Luminar elected to recognize the effect of forfeitures in the period they occur. Luminar determines the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

•	Expected Term—Luminar uses the simplified method when calculating the expected term due to insufficient historical exercise data.

•	Expected Volatility—As Luminar’s stock is not currently publicly traded, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.

•	Expected Dividend Yield—The dividend rate used is zero as Luminar has never paid any cash dividends on its common stock and does not anticipate doing so in the foreseeable future.

•	Risk-Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

The grant date fair value of Luminar common stock was determined with the assistance of an independent third-party valuation specialist. The grant date fair value of Luminar common stock was determined using valuation methodologies which utilizes certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability (Level 3 inputs).

Based on Luminar’s early stage of development and other relevant factors, it determined that an Option Pricing Model (“OPM”) was the most appropriate method for allocating its enterprise value to determine the estimated fair value of Luminar common stock. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding its expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Specifically, Luminar has historically used the OPM back solve analysis to estimate the fair value of Luminar common stock, which derives the implied equity value for one type of equity security from a contemporaneous transaction involving another type of security, shares of Luminar’s convertible preferred stock in this instance.

Revenue

Luminar adopted the requirements of the new revenue recognition standard, known as ASC 606, effective January 1, 2019, utilizing the modified retrospective method of transition. Revenue from product sales is recognized upon transfer of control of promised products. Revenue is recognized in an amount that reflects the consideration that Luminar expects to receive in exchange for those products and services. For service projects, revenue is recognized as services are performed and amounts are earned in accordance with the terms of a contract at estimated collectible amounts.

Revenues related to custom products are recognized over time using the cost input method. In using this input method, Luminar generally applies the cost-to-cost method of accounting where sales and profits are recorded based on the ratio of costs incurred to estimate total costs at completion. Recognition of profit on these contracts requires estimates of the total contract value, the total cost at completion, and the measurement of progress towards completion. Significant judgment is required when estimating total contract costs and progress to completion on the arrangements, as well as whether a loss is expected to be incurred on the contract. If circumstances arise that change the original estimates of revenues, costs, or extent of progress toward completion, revisions to the estimates are made. These revisions may result in increases or decreases in estimated revenues or costs, and such revisions are reflected in income in the period in which the circumstances that gave rise to the revision become known to Luminar. Luminar performs ongoing profitability analysis of its contracts accounted for under this method in order to determine whether the latest estimates of revenues, costs, and profits require updating. If at any time these estimates indicate that the contract will be unprofitable, the entire estimated loss for the remainder of the contract is recorded immediately.

Luminar enters into contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations; however, determining whether products or services are considered distinct performance obligations that should be accounted for separately versus together may sometimes require significant judgment. Transaction price is allocated to each performance obligation on a relative standalone selling price (SSP) basis. Judgment is required to determine SSP for each distinct performance obligation. Luminar uses a range of amounts to estimate SSP when products and services are sold separately. In instances where SSP is not directly observable, Luminar determines SSP using information that may include other observable inputs available to it.

Changes in judgments with respect to these assumptions and estimates could impact the timing or amount of revenue recognition.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”) and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, the Post-Combination Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Post-Combination Company has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Post-Combination Company has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2024, and the Post-Combination Company expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare the Post-Combination Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

See Note 1 to Luminar’s condensed consolidated financial statements included in this report for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this report.

Quantitative and Qualitative Disclosures About Market Risk

Luminar has not, to date, been exposed to material market risks given its early stage of operations. Upon commencing commercial operations, Luminar expects to be exposed to foreign currency translation and transaction risks and potentially other market risks, including those related to interest rates or valuation of financial instruments, among others.

Foreign Currency Exchange Risk

Luminar’s results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Currently, substantially all of Luminar’s revenue is generated in U.S. dollars. Luminar’s expenses are generally denominated in the currencies of the jurisdictions in which it conducts its operations, which are primarily in the U.S. and to a small extent in Europe. Luminar’s results of operations and cash flows in the future may be adversely affected due to an expansion of non-U.S. dollar denominated contracts, growth of its international entities, and changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to Luminar’s business would not have a material impact on its historical or current consolidated financial statements. To date, Luminar has not engaged in any hedging strategies. As Luminar’s international operations grow, it will continue to reassess its approach to manage the risk relating to fluctuations in currency rates.

Properties

The facilities of the Company are described in the Proxy Statement in the section entitled “Information About Luminar—Facilities” on page 265 and that information is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of Common Stock of the Company upon the Closing by:

•	each person known by the Company to be the beneficial owner of more than 5% of the Common Stock of the Company upon the Closing;

•	each of the Company’s executive officers and directors; and

•	all executive officers and directors of the Company as a group upon the Closing.

Beneficial ownership is determined according to the rules of the Commission, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership, the Company deemed outstanding shares of its Common Stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of the Closing Date. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

The percentage ownership of Common Stock is based on 323,936,240 shares of Common Stock outstanding, comprised of 218,818,037 shares of Class A Stock and 105,118,203 shares of Class B Stock outstanding as of the Closing Date.

Unless otherwise indicated and subject to applicable community property laws, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock of the Company beneficially owned by them.

Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o Luminar Technologies, Inc., 2603 Discovery Drive, Suite 100, Orlando, FL 32826.

Name and Address of Beneficial Owners	Number of Shares of Class A Stock	% of Class A Stock	Number of Shares of Class B Stock	% of Class B Stock	% of Common Stock	% of Total Voting Power **
Five Percent Holders
G2VP I, LLC (for itself and as nominee for G2VP Founders Fund I, LLC)(1)	15,947,553	7.3%	—	—	4.9%	1.3%
GVA Auto, LLC(2)	18,030,728	8.2%	—	—	5.6%	1.4%
Current Directors and Named Executive Officers
Austin Russell	—	—	105,118,203	100.0%	32.5%	82.8%
Thomas J. Fennimore	—	—	—	—	—	—
Alec E. Gores(3)	10,943,499	5.0%	—	—	3.4%	*
Jason Eichenholz	4,034,770	1.8%	—	—	1.2%	*
M. Scott Faris(4)	1,022,320	*	—	—	*	*
Matthew J. Simoncini	—	—	—	—	—	—
Scott A. McGregor	917,688	*	—	—	*	*
Benjamin J. Kortlang(1)	15,947,553	7.3%	—	—	4.9%	1.3%
All Directors and Executive Officers as a Group (8 Individuals)	32,865,830	15.0%	105,118,203	100.0%	10.1%	85.4%

*	Less than one percent.
**

Percentage of total voting power represents voting power with respect to all shares of Class A Stock and Class B Stock, as a single class. Each share of Class B Stock is entitled to ten votes per share and each share of Class A Stock is entitled to one vote per share. For more information about the voting rights of Common Stock, see the section titled “Description of Securities” in the Proxy Statement.

(1)

Represents shares of Class A Stock held by G2VP I, LLC for itself and as nominee for G2VP Founders Fund I, LLC (“G2VP”). Benjamin J. Kortlang, a member of the Board, Brook Porter, Daniel Oros and David Mount are the Managing Members of G2VP I Associates, LLC, the Managing Member of G2VP, and therefore, may be deemed to hold voting and dispositive power over the shares held by G2VP. The address of G2VP is 2730 Sand Hill Road, Suite 210, Menlo Park, CA 94025.

(2)	Represents shares of Class A Stock held by GVA Auto, LLC. The address of GVA Auto, LLC is 900 Broadway, San Francisco, CA 94133.
(3)

Consists of (i) 8,932,500 shares of Class A Stock held by GM Sponsor LLC and (ii) 2,010,999 shares of Class A Stock held by AEG Holdings, LLC. AEG Holdings, LLC., is the managing member of GM Sponsor LLC and Alec E. Gores is the managing member of AEG Holdings, LLC. Voting and disposition decisions with respect to such securities are made by Mr. Gores.

(4)

Consists of (i) 817,856 shares of Class A Stock held by Mr. Faris and (ii) options to purchase 204,464 shares of Class Stock, which is the portion of Mr. Faris’ outstanding stock options that is exercisable within 60 days of the Closing Date.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers after the Closing are described in the Proxy Statement in the section titled “Management of the Post-Combination Company” beginning on page 286 and that information is incorporated herein by reference.

Board Composition

On December 1, 2020, Austin Russell, Alec E. Gores, Matthew J. Simoncini, Scott A. McGregor and Benjamin J. Kortlang were elected to serve as directors effective immediately upon the Closing.

In addition, Benjamin J. Kortlang and Scott A. McGregor were appointed to serve as Class I directors, with terms expiring at the Company’s first annual meeting of stockholders following the Closing; Alec E. Gores and Matthew J. Simoncini were appointed to serve as Class II directors, with terms expiring at the Company’s second annual meeting of stockholders following the Closing; and Austin Russell was appointed to serve as a Class III director, with his term expiring at the Company’s third annual meeting of stockholders following the Closing. The size of the Board is five members. Biographical information for these individuals is set forth in the Proxy Statement in the section titled “Management of the Post-Combination Company” which information is incorporated herein by reference.

Director Independence

The Board has determined that Alec E. Gores, Matthew J. Simoncini, Scott A. McGregor and Benjamin J. Kortlang are independent as defined under the listing standards of Nasdaq.

Committees of the Board of Directors

Effective upon the Closing, the standing committees of the Board consist of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Upon the Closing, the Board appointed Messrs. Simoncini, McGregor and Kortlang to serve on the Audit Committee, with Mr. Simoncini as chairperson. The Board appointed Messrs. Gores and Simoncini to serve on the Compensation Committee, with Mr. Simoncini as chairperson. The Board appointed Mr. Gores to serve on the Nominating and Corporate Governance Committee, with Mr. Gores as chairperson.

Executive Officers

Effective as of the Closing, each of Alec E. Gores and Andrew McBride, resigned as the Chief Executive Officer and Chief Financial Officer of the Company, respectively. Effective as of the Closing, the Board appointed Austin Russell to serve as Chairman of the Board, President and Chief Executive Officer, Thomas J. Fennimore to serve as Chief Financial Officer and Secretary, M. Scott Faris to serve as Chief Business Officer and Jason Eichenholz to serve as Chief Technology Officer. Biographical information for these individuals is set forth in the Proxy Statement in the section titled “Management of the Post-Combination Company” which information is incorporated herein by reference.

Director Compensation

As of the date of this Current Report on Form 8-K, the compensation arrangements for the Board have not been determined. Any such arrangement will be reviewed and approved by the Compensation Committee of the Company and will be publicly disclosed by the Company when such arrangements are approved.

Executive Compensation

The compensation of the Company’s executive officers is described in the Proxy Statement in the section entitled “Management of the Post-Combination Company” and that information is incorporated herein by reference.

Certain Relationships and Related Transactions

This section should be read in conjunction with the information included in the Proxy Statement in the section titled “Certain Relationships and Related Party Transactions” beginning on page 329 of the Proxy Statement, which is incorporated herein by reference.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings of the Company in the section of the Proxy Statement titled “Information about Luminar—Legal Proceedings” on page 266 of the Proxy Statement and is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Prior to the Closing, the Company’s publicly traded Class A Stock, public warrants and units were listed on the Nasdaq Capital Market under the symbols “GMHI,” “GMHIW” and “GMHIU,” respectively. Upon the Closing, the Class A Stock and public warrants were listed on the Nasdaq Global Select Market under the symbols “LAZR” and “LAZRW,” respectively. The Company’s publicly traded units automatically separated into their component securities upon the Closing and, as a result, no longer trade as a separate security and were delisted from Nasdaq.

The Company has not paid any cash dividends on shares of its Class A Stock to date. The payment of any cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the Board.

Description of Registrant’s Securities

The description of the Company’s securities is contained in the Proxy Statement in the section titled “Description of Securities” beginning on page 298 and is incorporated herein by reference.

Indemnification of Directors and Officers

Information about indemnification of the Company’s directors and officers is set forth in the Proxy Statement in the section titled “Description of Securities—Limitation of Liability and Indemnification” which information is incorporated herein by reference. The disclosure set forth in Item 1.01 of this Current Report on Form 8-K under the section titled “Indemnification Agreements” is incorporated by herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The information set forth under Item 4.01 of this Current Report on Form 8-K is incorporated herein by reference.

Financial Statements and Exhibits

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sale of Equity Securities

The issuances of the Class B Stock to Mr. Austin Russell in connection with the consummation of the Business Combination were not registered under the Securities Act and were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Registration D promulgated thereunder, as a transaction by an issuer not involving a public offering without any form of general solicitation or general advertising.

Item 3.03	Material Modification to Rights of Security Holders.

The disclosure set forth under Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 4.01	Changes in Registrant’s Certifying Accountant.

On December 2, 2020, the Audit Committee of the Board approved the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2020. Deloitte served as the independent registered public accounting firm of Legacy Luminar prior to the Business Combination. Accordingly, KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm prior to the Business Combination, was informed that it would be dismissed as the Company’s independent registered public accounting firm following the completion of KPMG’s review of the quarter ended September 30, 2020, which consists only of the accounts of the pre-Business Combination special purpose acquisition company.

The audit report of KPMG on the Company’s financial statements as of December 31, 2019 and December 31, 2018, and for the year ended December 31, 2019 and the period from August 28, 2018 (inception) through December 31, 2018, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from August 28, 2018 (inception) through December 31, 2019, and the subsequent interim period through December 8, 2020, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make a reference in connection with their opinion to the subject matter of the disagreement or reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the period from August 28, 2018 (inception) through December 31, 2019, and through December 2, 2020, neither the Company nor anyone on the Company’s behalf consulted with Deloitte regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by Deloitte that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided KPMG with a copy of the foregoing disclosures prior to the filing of this Current Report on Form 8-K and requested that KPMG furnish a letter addressed to the Commission stating, which is attached hereto as Exhibit 16.1, stating whether it agrees with such disclosures, and, if not, stating the respects in which it does not agree.

Item 5.01.	Changes in Control of Registrant.

The disclosure set forth in the “Introductory Note” above and in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth in Item 2.01 of this Current Report on Form 8-K under the sections titled “Directors and Executive Officers,” “Director Compensation” and “Executive Compensation” is incorporated by herein by reference.

Management Longer Term Equity Incentive Plan

As previously disclosed, at the Special Meeting, on December 1, 2020, the stockholders of the Company considered and approved the Management Longer Term Equity Incentive Plan. The Management Longer Term Equity Incentive Plan was previously approved, subject to stockholder approval, by the Board on October 28, 2020. The Management Longer Term Equity Incentive Plan will become effective on the six-month anniversary of the Closing.

A description of the Management Longer Term Equity Incentive Plan is included in the Proxy Statement in the section titled “Proposal No. 5—The Management Longer Term Equity Incentive Plan Proposal” which is incorporated herein by reference. The foregoing description of the Management Longer Term Equity Incentive Plan does not purport to be complete and is qualified in its entirety by the full text of the Management Longer Term Equity Incentive Plan, which is attached hereto as Exhibit 10.6 and incorporated herein by reference.

2020 Equity Incentive Plan

As previously disclosed, at the Special Meeting, on December 1, 2020, the stockholders of the Company considered and approved the 2020 Equity Incentive Plan. The 2020 Equity Incentive Plan was previously approved, subject to stockholder approval, by the Board on October 28, 2020. The 2020 Equity Incentive Plan became effective immediately upon the Closing.

A description of the 2020 Equity Incentive Plan is included in the Proxy Statement in the section titled “Proposal No. 6—The Omnibus Incentive Plan Proposal” which is incorporated herein by reference. The foregoing description of the 2020 Equity Incentive Plan does not purport to be complete and is qualified in its entirety by the full text of the 2020 Equity Incentive Plan and the related forms of award agreements under the 2020 Equity Incentive Plan, which are attached hereto as Exhibit 10.7 and incorporated herein by reference.

2020 Employee Stock Purchase Plan

As previously disclosed, at the Special Meeting, on December 1, 2020, the stockholders of the Company considered and approved the 2020 Employee Stock Purchase Plan. The 2020 Employee Stock Purchase Plan was previously approved, subject to stockholder approval, by the Board on October 28, 2020. The 2020 Employee Stock Purchase Plan became effective immediately upon the Closing.

A description of the 2020 Employee Stock Purchase Plan is included in the Proxy Statement in the section titled “Proposal No. 7—The Employee Stock Purchase Plan Proposal” which is incorporated herein by reference. The foregoing description of the 2020 Employee Stock Purchase Plan does not purport to be complete and is qualified in its entirety by the full text of the 2020 Employee Stock Purchase Plan, which is attached hereto as Exhibit 10.8 and incorporated herein by reference.

Item 5.06.	Change in Shell Company Status.

As a result of the Business Combination, which fulfilled the definition of a “Business Combination” as required by the amended and restated certificate of incorporation of the Company, as in effect immediately prior to the Closing, the Company ceased to be a shell company upon the Closing. A description of the Business Combination and the terms of the Merger Agreement are included in the Proxy Statement in the sections titled “Questions and Answers,” “The Merger Agreement and the Related Agreements” and “Proposal No. 1—The Transaction Proposal” which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The consolidated financial statements of Legacy Luminar as of and for the years ended December 31, 2019 and 2018 included in the Proxy Statement beginning on page F-61 are incorporated herein by reference.

The unaudited condensed consolidated financial statements of Legacy Luminar for the nine months ended September 30, 2020 and 2019 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

(b) Pro forma financial information.

The unaudited pro forma condensed combined financial information of the Company as of and for the nine months ended September 30, 2020 is set forth in Exhibit 99.3 hereto and is incorporated herein by reference.

(c)    List of Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of August 24, 2020, by and among Gores Metropoulos, Inc., Dawn Merger Sub, Inc., Dawn Merger Sub II, LLC., and Luminar Technologies, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 24, 2020).

3.1	Second Amended and Restated Certificate of Incorporation of the Company.

3.2	Amended and Restated By-Laws of the Company.

4.1	Specimen Class A Common Stock Certificate.

4.2	Warrant Agreement, dated January 31, 2019, between Continental Stock Transfer & Trust Company and Gores Metropoulos, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Report on Form 8-K, filed with the Securities and Exchange Commission on February 6, 2019).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (Registration No. 333-228739), filed with the Securities and Exchange Commission on December 11, 2018).

10.1	Amended and Restated Registration Rights Agreement, dated as of December 2, 2020, by and among the Company, Gores Metropoulos Sponsor LLC and certain other parties.

10.2	Form of Insider Letter (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 6, 2019).

10.3	Form of Primary Lock-Up Agreement.

10.4	Form of Secondary Lock-Up Agreement.

10.5	Form of Indemnification Agreement.

10.6†	Luminar Technologies, Inc. Management Longer Term Equity Incentive Plan.

10.7†	Luminar Technologies, Inc. 2020 Equity Incentive Plan and related forms of award agreements.

10.8†	Luminar Technologies, Inc. 2020 Employee Stock Purchase Plan.

10.9†	Luminar Technologies, Inc. Amended and Restated 2015 Stock Plan.

10.10	Voting Agreement, dated August 24, 2020, by and between Luminar Technologies, Inc. (f/k/a Gores Metropoulos, Inc.) and Austin Russell (incorporated by reference to Annex G to the Company’s Registration Statement on Form S-4/A (Registration No. 333-248794), filed with the Securities and Exchange Commission on October 23, 2020).

16.1	Letter to the Securities and Exchange Commission from KPMG LLP, dated December 8, 2020.

21.1	List of Subsidiaries.

99.1	Selected historical financial data of Luminar Technologies, Inc. for the nine months ended September 30, 2019 and 2020, and the years ended December 31, 2018 and 2019.

99.2	Unaudited condensed consolidated financial statements of Luminar Technologies, Inc., for the nine months ended September 30, 2020.

99.3	Unaudited pro forma condensed consolidated combined financial information of Luminar Technologies, Inc., for the nine months ended September 30, 2020.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

*

The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon its request.

†	Indicates a management contract or compensatory plan, contract or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luminar Technologies, Inc.

Date: December 8, 2020	By:	/s/ Thomas J. Fennimore
	Name:	Thomas J. Fennimore
	Title:	Chief Financial Officer and Secretary